Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors

City Office REIT, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-203882 and No. 333-203881) on Form S-3, and (No. 333-195703) on Form S-8 of City Office REIT, Inc. of our report dated March 2, 2016, with respect to the consolidated balance sheets of City Office REIT, Inc. as of December 31, 2015 and 2014 and the related consolidated and combined statements of operations, changes in equity and cash flows for each of the years in the three year period ended December 31, 2015 and the related financial statement Schedule III, which report appears in the December 31, 2015 annual report on Form 10-K of City Office REIT, Inc.

/s/ KPMG LLP

Chartered Professional Accountants

Vancouver, Canada

March 2, 2016